MEDEFILE INTERNATIONAL, INC.
COMPENSATION AND PERSONNEL COMMITTEE CHARTER

PURPOSE
The purpose of the Compensation and Personnel Committee is to provide oversight review of compensation and benefits of the employees of the Company. The Committee evaluates and makes regular reports to the Board of Directors on matters concerning management performance, employee compensation and human resources policies, programs and plans, including management development and continuity plans, and approves employee compensation programs and benefit programs.

RESPONSIBILITIES
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Approve and oversee administration of the Company's Executive Compensation Program, including incentive compensation plans and equity based compensation plans. In determining long-term incentives the Compensation and Personnel Committee considers the Company's performance and relative shareholder return as well as considering, where appropriate, past compensation levels and peer company compensation practices.

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The Compensation and Personnel Committee will review and approve compensation matters for the Chief Executive Officer, Chief Operating Officer (if applicable), Chief Financial Officer, General Counsel and Senior Human Resources Officer.

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The Compensation and Personnel Committee will also set annual performance objectives with respect to the Chief Executive Officer. The performance of the Chief Executive Officer will be evaluated with respect to these performance objectives and the compensation level of the Chief Executive Officer will reflect, as appropriate, the results of this evaluation.

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The Compensation and Personnel Committee will provide a thorough annual review of such matters with the full Board. No communications regarding compensation matters shall be made to the above listed employees prior to this review. The Committee will also review, as appropriate, any changes to compensation matters for the officers listed above with the Board.

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Oversee the establishment and administration of the Company's benefit programs and severance policies, including review and approval of benefit plans, employment agreements, and change-in-control provisions.

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The Compensation and Personnel Committee has sole authority to select, retain, and determine the terms of engagement for independent compensation and benefits consultants and other outside counsel, as needed, to provide independent advice to the Compensation and Personnel Committee with respect to the Company's current and proposed executive compensation and employee benefit programs.

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Oversee and approve the continuity planning process. Continuity discussions for the Chief Executive Officer and key managers will be reviewed with the full Board. With respect to other officers, the Committee will provide preliminary review and approval, with final continuity discussions and planning presented to the full Board of Directors.

•	Prepare the Report of the Compensation and Personnel Committee for the Company's Proxy.

•	The Compensation and Personnel Committee shall review and assess its performance on an annual basis.

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The Compensation and Personnel Committee shall review its Charter at least annually and make recommendations to the Board for approval and adoption of the Charter, including any additions, deletions or modifications, as may be deemed appropriate.

MEMBERSHIP AND ORGANIZATION

•	The Compensation and Personnel Committee shall be composed of no fewer than four members, or a majority of the full Board whichever is less, all of whom must be independent directors.

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The members of the Compensation Committee shall be designated by the Board annually and shall serve until such member's successor is duly designated or until such member's earlier resignation or removal. Any member of the Compensation Committee may be removed from the Committee, with or without cause, by a majority vote of the Board.

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The Chairperson of the Committee shall be designated by the Board. The Secretary of the Corporation shall be the Secretary of the Board Compensation Committee unless the Committee designates otherwise.

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The Chairperson of the Committee shall be responsible for scheduling all meetings of the Committee and providing the Committee with a written agenda for each meeting. The Chairperson shall preside at meetings of the Committee.

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The Committee shall meet as often as may be deemed necessary or appropriate, but no fewer than four times annually. The Committee may ask members of management or others to attend meetings or to provide relevant information. The Committee shall periodically meet in executive session absent management.

•	The Committee may delegate authority to act upon specific matters within determined parameters to a subcommittee consistent with the delegation of such powers to the Committee by the Board.

•	The Chairperson of the Compensation and Personnel Committee shall not serve in that capacity for longer than a four year term.